Exhibit 99.1

Contact:

Claes Glassell

Cerus Corporation

(925) 288-6000

CERUS ANNOUNCES REDUCTION IN FORCE TO REFLECT

STREAMLINED OPERATIONS

CONCORD, Calif.—(BUSINESS WIRE)—March 18, 2009—Cerus Corporation (NASDAQ: CERS) announced today a reduction in force of 31 employees, or approximately 30 percent of its current work force, to lower operating expenses. Cerus expects that once this reduction in force and other cost savings initiatives are fully in place later in 2009, annualized operating expenses may be reduced by more than $10 million compared to operating expenses in 2008. The company believes that this workforce reduction will help conserve its cash resources and meet its capital requirements into 2010. The company expects to record a restructuring charge in the first quarter of 2009, including approximately $0.7 million related to this workforce reduction.

Separately, Cerus announced today that its Chief Financial Officer, William J. Dawson, has decided to leave the company on April 30, 2009, to pursue other professional interests. The company also promoted Kevin D. Green, its Controller, to Chief Accounting Officer.

“Cerus is concentrating its efforts on increasing sales of the INTERCEPT platelet and plasma systems. We believe this reduction in operating expenses will extend our cash runway, reducing the pressure for a near-term financing,” said Claes Glassell, President and Chief Executive Officer of Cerus. “We thank all of our employees for their hard work on behalf of the company and their efforts in helping us commercialize the INTERCEPT Blood System. In particular, I would like to thank Bill for his many contributions since joining the company in 2004.”

In the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 13, 2009, the company’s independent accounting firm’s report contained a “going concern” opinion. This disclosure regarding the “going concern” opinion is required under NASDAQ rules, which requires that a company receiving an audit opinion that expresses doubt about the ability of the company to continue as a going concern make a public announcement disclosing the receipt of such opinion. This announcement does not represent any change or amendment to the Company’s 2008 financial statements or to its Annual Report on Form 10-K. Cerus believes that the actions being taken to further reduce operating expenses, including the reduction in force announced today, will provide the company with sufficient resources to fund operations into 2010. Cerus had cash and marketable securities of $22.6 million at December 31, 2008.

The reduction does not affect the company’s sales force in Europe. Cerus remains committed to commercializing the INTERCEPT Blood System in Europe, Russia, the Middle East and in selected regions around the world. Product sales of the INTERCEPT platelet and plasma systems have grown from $3.0 million in 2006 to $8.0 million in 2007 and to $15.5 million in 2008.

Cerus expects to continue its efforts to establish an acceptable pathway for U.S. regulatory approval of the platelet system. The company also expects to complete a Phase I clinical trial of the INTERCEPT red blood cell system by mid-2009. Further efforts to gain U.S. regulatory approval of the platelet system and significant development of the red blood cell system are dependent upon securing adequate additional funding to support such activities. The company expects, however, to continue some level of advancement of the red blood cell system on a cash neutral basis with grant funding and the participation of existing and potential new partners.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the clinical, regulatory and commercial development of INTERCEPT Blood System products, the estimated charge related to the workforce reduction, the expected operating expense levels in future periods and the adequacy of cash resources to fund future operations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of the INTERCEPT Blood System, the regulatory approval process, Cerus’ need for additional capital, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. No pathogen inactivation system has been shown to inactivate all pathogens. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.